Exhibit 99.3

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	July 1, 2011	October 1, 2010
	(Amounts in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$491,063	$235,450
Short-term investments	64,979	60,871
Accounts receivable, net	222,830	223,960
Inventories	226,311	190,538
Deferred income taxes	13,945	20,955
Other current assets	52,390	21,428

Total current assets	1,071,518	753,202

Long-term investments	123,884	101,332
Property, plant and equipment, net	77,981	68,140
Goodwill	12,280	12,280
Deferred income taxes	5,364	4,363
Other assets	4,016	2,893

Total assets	$1,295,043	$942,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$46,574	$53,529
Accrued expenses and other current liabilities	51,416	46,739
Deferred revenue	73,478	46,707
Income taxes payable	42,373	7,476
Product warranty	12,925	8,627

Total current liabilities	226,766	163,078

Long-term accrued expenses and other long-term liabilities	73,786	81,130

Total liabilities	300,552	244,208

Commitments, contingencies and guarantees (Note 12)

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 99,631,659 shares issued and 75,916,644 shares outstanding at July 1, 2011; 95,819,646 shares issued and 73,432,116 shares outstanding at October 1, 2010	997	958
Capital in excess of par value	779,757	654,458
Less: Cost of 23,715,015 and 22,387,530 shares of common stock held in treasury at July 1, 2011 and October 1, 2010, respectively	(784,897)	(732,859)
Retained earnings	997,227	775,635
Accumulated other comprehensive income (loss)	1,407	(190)

Total stockholders’ equity	994,491	698,002

Total liabilities and stockholders’ equity	$1,295,043	$942,210

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
	(Amounts in thousands, except per share data)
Revenue
Product	$302,081	$209,919	$874,745	$528,662
Service	26,357	17,810	66,295	44,292

Total revenue	328,438	227,729	941,040	572,954

Cost of revenue
Product	151,624	104,717	438,996	262,925
Service	15,021	11,398	39,530	29,888

Total cost of revenue	166,645	116,115	478,526	292,813

Gross profit	161,793	111,614	462,514	280,141

Operating expenses
Research, development and engineering	31,386	25,782	87,797	71,856
Marketing, general and administrative	41,519	31,229	111,796	89,282
Restructuring	—	380	—	380

Total operating expenses	72,905	57,391	199,593	161,518

Operating income	88,888	54,223	262,921	118,623
Interest income	1,015	1,130	2,650	3,020
Interest expense	(192)	(86)	(344)	(209)
Other expense, net	(349)	(98)	(749)	(1,062)

Income before income taxes	89,362	55,169	264,478	120,372
Provision for income taxes	21,967	10,001	42,886	19,989

Net income	$67,395	$45,168	$221,592	$100,383

Weighted average shares outstanding - basic	75,960	74,680	75,212	74,262
Weighted average shares outstanding - diluted	77,063	75,590	76,423	75,237
Net income per share - basic	$0.89	$0.60	$2.95	$1.35
Net income per share - diluted	$0.87	$0.60	$2.90	$1.33

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Nine Months Ended
	July 1, 2011	July 2, 2010
	(Amounts in thousands)
Cash flows from operating activities:
Net income	$221,592	$100,383
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,189	11,876
Amortization of investment premiums	2,231	1,234
Deferred income taxes	6,009	(66)
Stock-based compensation	18,020	16,960
Tax benefit from stock-based compensation	20,822	3,092
Excess tax benefits from stock-based compensation	5,746	(2,435)
Changes in assets and liabilities:
Accounts receivable, net	4,109	(65,723)
Inventories	(38,084)	(65,005)
Other current assets	(30,962)	1,183
Accounts payable	(7,288)	18,797
Income taxes payable	23,437	9,208
Accrued expenses and other liabilities	6,728	17,770
Product warranty	4,121	3,622
Deferred revenue	29,264	9,715
Other	(1,460)	296

Net cash provided by operating activities	276,474	60,907

Cash flows from investing activities:
Purchases of property, plant and equipment	(19,867)	(8,832)
Proceeds from sales of investments	11,036	13,332
Proceeds from maturities of investments	62,262	57,926
Purchases of investments	(101,874)	(101,345)

Net cash used in investing activities	(48,443)	(38,919)

Cash flows from financing activities:
Proceeds from the issuance of common stock upon exercise of options and issuance of stock under the employee stock purchase plan	86,496	15,172
Excess tax benefits from stock-based compensation	(5,746)	2,435
Treasury stock repurchases	(52,038)	—
Repayment of long-term debt	(495)	(452)

Net cash provided by financing activities	28,217	17,155

Effects of exchange rates on cash	(635)	(92)

Net increase in cash and cash equivalents	255,613	39,051
Cash and cash equivalents at beginning of period	235,450	192,148

Cash and cash equivalents at end of period	$491,063	$231,199

The accompanying notes to the unaudited consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Description of Business and Basis of Presentation

Description of Business

Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor,” the “Company,” “we,” “our,” or “us”) designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits to customers located both in the United States, or U.S., and in international markets.

On May 3, 2011, the Company entered into a definitive Agreement and Plan of Merger with Applied Materials, Inc. (“Applied”), under which Applied agreed to acquire Varian for $63 per share in cash for a total price of approximately $4.9 billion on a fully-diluted basis (“the Merger”). The closing of the acquisition is subject to customary conditions, including approval by Varian’s shareholders and review by U.S. and international regulators. At the completion of the merger, the Company would become a wholly-owned subsidiary of Applied.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared by us in accordance with accounting principles generally accepted in the U.S., or GAAP, for interim financial information and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission, or the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These unaudited interim consolidated financial statements should be read in conjunction with the financial statements and the related notes thereto included in our Annual Report on Form 10-K for fiscal year 2010 filed with the SEC on November 22, 2010. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information required to be set forth therein. The results of operations for the three and nine months ended July 1, 2011 are not necessarily indicative of the results to be expected for a full year or for any other period.

All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current presentation.

Recently Adopted Changes in Accounting Principles

In January 2010, the Financial Accounting Standards Board, or FASB, issued authoritative guidance which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and also to describe the reasons for these transfers. This guidance also requires a gross presentation of activity related to Level 3 fair value measurements, presenting separately information about purchases, sales, issuances and settlements. This guidance is effective for the first interim or annual reporting period beginning after December 15, 2009, except for the gross presentation of the Level 3 fair value measurements, which is required for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years. We adopted this guidance in the first quarter of fiscal year 2010 except for the guidance related to the gross presentation of Level 3 fair value measurements, which we adopted in the first quarter of fiscal year 2011. The adoption of this guidance had no impact on our consolidated financial statements.

In October 2009, the FASB issued new accounting guidance for revenue recognition for multiple element arrangements. The new accounting guidance impacts the determination of when the individual elements included in a multiple element arrangement may be treated as separate units of accounting and modifies the manner in which the transaction consideration is allocated across the separately identified elements by requiring the use of the relative selling price method and no longer permitting the use of the residual method to allocate arrangement consideration. Additionally, the new accounting guidance modifies the fair value requirements by allowing the use of estimated selling prices, or ESP, of elements if the entity does not have vendor-specific objective evidence, or VSOE, or third-party evidence, or TPE, of a selling price. A selling price hierarchy must be followed in which an entity must first determine that it does not have VSOE or TPE before using ESP to allocate revenue to the elements in an arrangement. The new accounting guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. We adopted the new accounting guidance in the third quarter of fiscal year

2010. In accordance with the new guidance, we applied the adoption prospectively from the beginning of fiscal year 2010. There was no significant impact on our financial position, results of operations or cash flows upon implementation and we do not expect the adoption of this guidance to have a material impact on our future reporting periods based on our current practices.

In October 2009, the FASB issued new accounting guidance for certain revenue arrangements that include software elements. The new accounting guidance amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. The new accounting guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted, and must be adopted in the same period as the new accounting guidance for revenue recognition for multiple element arrangements. Accordingly, we adopted the new accounting guidance in the third quarter of fiscal year 2010. The adoption of this new guidance had no impact on our financial position, results of operations or cash flows.

In February 2008, the FASB issued authoritative guidance which allows for the delay of the effective date for one year of the authoritative guidance for fair value measurements for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We adopted the provisions of the guidance for financial assets and liabilities on October 4, 2008, but elected a partial deferral under the provision related to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. We adopted the guidance related to nonfinancial assets and nonfinancial liabilities that are not measured at fair value on a recurring basis in the first quarter of fiscal year 2010. The adoption of this guidance did not have a material impact on our consolidated financial statements.

Note 2. Fair Value

Fair Value Hierarchy

The accounting standards codification for fair value measurements specifies a hierarchy for disclosure of fair value measurement. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities for the instrument or security to be valued.

•

Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data for substantially the full term of the asset or liability.

•

Level 3 inputs are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable and are significant to the fair value of the assets or liabilities.

This hierarchy requires the use of observable market data when available. We maintain policies and procedures to value instruments using the best and most relevant data available. Further, we used internal sources and considered external sources to assist us in valuing certain instruments.

Determination of Fair Value

We measure fair value utilizing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following is a description of valuation methodologies we used to measure assets and liabilities at fair value, including an indication of the level in the fair value hierarchy.

Cash equivalents

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents and are classified as Level 1 in the valuation hierarchy. Cash equivalents such as Certificates of Deposit and Commercial Paper are classified as Level 2 in the valuation hierarchy. The carrying amounts of cash equivalents approximate estimated fair value due to the short-term maturities of those financial assets.

Securities available-for-sale

Equity securities are classified as Level 1 in the valuation hierarchy, where quoted prices are available in an active market. We may utilize an alternative pricing method (for example, matrix pricing) and quotations from bond dealers to assist in determining fair value for each security traded over-the-counter rather than on a securities exchange. Matrix pricing is a mathematical technique which considers information with respect to comparable bond and note transactions or by reference to other securities that are considered comparable in such characteristics as rating, interest rate and maturity date, to determine fair value. Securities priced using such methods are classified as Level 2 and include U.S. Treasury and government agency securities, corporate bonds and municipal bonds.

Deferred compensation

The deferred compensation liability represents our obligation to pay benefits under our non-qualified deferred compensation plan. The related investments, held in a Rabbi Trust, consist of equity securities, primarily mutual funds, and are classified as Level 1 in the valuation hierarchy. Realized gains and losses to fair value of both the equity securities and the related deferred compensation liabilities are recorded in marketing, general and administrative expense.

Derivatives

We use quoted prices in an active market for derivative assets and liabilities, which are traded on exchanges. These derivative assets and liabilities are classified as Level 1.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Balance at July 1, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Amounts in thousands)
Cash equivalents	$277,898	$277,898	$—	$—
Short-term and long-term investments
Corporate bonds	152,534	—	152,534	—
U.S. Treasury and government agency securities	22,417	—	22,417	—
Municipal bonds	4,916	—	4,916	—
Equity securities	6,566	6,566	—	—

Total assets at fair value	$464,331	$284,464	$179,867	$—

Deferred compensation	$6,566	$6,566	$—	$—
Derivative liabilities	544	544	—	—

Total liabilities at fair value	$7,110	$7,110	$—	$—

	Balance at October 1, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Amounts in thousands)
Cash equivalents .	$150,315	$143,552	$6,763	$—
Short-term and long-term investments
Corporate bonds	119,443	—	119,443	—
U.S. Treasury and government agency securities	29,584	—	29,584	—
Municipal bonds	2,043	—	2,043	—
Certificate of deposit	4,408	—	4,408	—
Equity securities	5,042	5,042	—	—

Total assets at fair value	$310,835	$148,594	$162,241	$—

Deferred compensation	$5,042	$5,042	$—	$—
Derivative liabilities	3,609	3,609	—	—

Total liabilities at fair value	$8,651	$8,651	$—	$—

Non-Marketable Equity Investments

As of July 1, 2011 and October 1, 2010, the portfolio of financial assets excludes $2.4 million and $1.7 million, respectively, of investments in equity in four private companies. Three of these investments are accounted for under the cost method and the remaining investment is accounted for under the equity method. All of these investments are outside the scope of the authoritative accounting guidance for fair value measurements. These equity investments are included in long-term investments on our consolidated balance sheets.

Note 3. Cash, Cash Equivalents and Investments

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate estimated fair value because of the short-term maturities of those financial instruments. Cash equivalents as of July 1, 2011 and October 1, 2010 were $277.9 million and $150.3 million, respectively.

Investments consist primarily of U.S. Treasury and government agency securities and corporate bonds. All investments have been classified as available-for-sale and are carried at fair value. The cost of securities sold was determined based on the specific identification method. Investments with contractual maturities greater than one year from the respective balance sheet date are classified as long-term.

Net realized gains on investments for the three and nine months ended July 1, 2011 were less than $0.1 million and $0.6 million, respectively. Net realized losses for the three and nine months ended July 2, 2010 were $0.1 million and $0.2 million, respectively. As of July 1, 2011 and October 1, 2010, net unrealized gains on investments of $1.8 million and $2.1 million, respectively, were recorded as other comprehensive income.

We determined that the unrealized losses as of July 1, 2011, as aggregated by security type in the table below, are temporary. This assessment is based upon the nature of the investments and the causes of the unrealized losses. The investments are in corporate bonds, U.S. Treasury and government agency securities and municipal bonds as stated in the investment policy. The unrealized losses relate to the decline in fair value due to differences between the securities’ interest rates at acquisition and current interest rates and the decline in credit worthiness of certain debtors.

Unrealized losses on investments as of July 1, 2011 by investment category and length of time the investment has been in a continuous unrealized loss position are as follows:

	In Loss Position for Less than 12 Months		In Loss Position for 12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(Amounts in thousands)
Corporate bonds	$19,156	$(104)	$1,000	$(1)	$20,156	$(105)
U.S. Treasury and government agency securities	1,138	(2)	—	—	1,138	(2)
Municipal bonds	1,267	(9)	—	—	1,267	(9)

Total	$21,561	$(115)	$1,000	$(1)	$22,561	$(116)

Investments by security type as of July 1, 2011 were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
		(Amounts in thousands)
Corporate bonds	$151,587	$1,052	$(105)	$152,534
U.S. Treasury and government agency securities	22,041	378	(2)	22,417
Municipal bonds	4,876	49	(9)	4,916
Other	8,607	389	—	8,996

Total	$187,111	$1,868	$(116)	$188,863

Investments by security type as of October 1, 2010 were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
		(Amounts in thousands)
Corporate bonds	$118,081	$1,404	$(42)	$119,443
U.S. Treasury and government agency securities	29,072	521	(9)	29,584
Municipal bonds	2,012	31	—	2,043
Certificate of deposit	4,408	—	—	4,408
Other	6,485	240	—	6,725

Total	$160,058	$2,196	$(51)	$162,203

The investment maturities are as follows:

	July 1, 2011	October 1, 2010
	(Amounts in thousands)
Maturing within 1 year	$64,979	$60,871
Maturing between 1 year and 5 years (1)	121,454	99,649

Total	$186,433	$160,520

(1)	Excludes $2.4 million and $1.7 million, respectively, as of July 1, 2011 and October 2, 2010, of minority equity investments in four private companies.

Note 4. Stock-Based Compensation

Stock-based compensation cost is measured at grant date and is based on the fair value of the award. The straight-line method is applied to all grants with service conditions, while the graded vesting method is applied to all grants with both service and performance conditions.

The estimated fair value of our stock-based awards, less expected forfeitures, is amortized over the vesting period of the respective award. The effect of recording stock-based compensation for the three and nine months ended July 1, 2011 and July 2, 2010 are as follows:

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
	(Amounts in thousands)
Effect of stock-based compensation on income by line item:
Cost of product revenue	$313	$243	$842	$699
Cost of service revenue	193	185	540	539
Research, development and engineering expense	1,341	1,178	3,946	3,554
Marketing, general and administrative expense	4,071	3,708	12,692	12,168
Provision for income taxes	(1,454)	(872)	(3,102)	(2,982)

Total cost related to stock-based compensation, net of tax	$4,464	$4,442	$14,918	$13,978

We estimate the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the risk-free interest rate over the option’s expected term, the expected annual dividend yield and the expected stock price volatility. Our expected term is calculated using historical data and assumes that all outstanding options will be exercised at the midpoint of the vest date and the full contractual term and is further adjusted for demographic data. We interpolate the risk-free interest rate from the U.S. Treasury zero-coupon bond that coincides with the expected term. We do not have a history of paying dividends, nor do we expect to in the future. We use a blended volatility, using our historical and implied volatility measures. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions:

	Nine Months Ended
	July 1, 2011	July 2, 2010
Expected life (in years)	4.2	3.7
Expected volatility	50.1%	51.3%
Risk-free interest rate	1.6%	1.7%
Expected dividend yield	0.0%	0.0%
Weighted-average grant date fair value	$14.49	$12.24

The following table summarizes stock option and restricted stock activity as of and for the nine months ended July 1, of fiscal year 2011:

					Unvested Restricted Stock Award Activity		Unvested Restricted Stock Unit Activity
	Stock Option Activity
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
			(In years)	(In thousands)
Outstanding at October 1, 2010	5,616,849	$24.93			788,375	$30.80	39,640	$23.36
Granted	7,575	36.91			764,003	34.97	12,035	49.85
Exercised	(3,489,945)	24.25
Restricted stock vested					(297,533)	31.69	(24,535)	41.82
Forfeited/expired/cancelled	(99,123)	17.44			(14,123)	33.17	—	—

Outstanding at July 1, 2011	2,035,356	$26.50	4.2	$71,383	1,240,722	$33.13	27,140	$18.42

Options vested and expected to vest at July 1, 2011	2,028,250	$26.50	4.2	$71,139
Options exercisable at July 1, 2011	897,838	$26.70	3.5	$31,306

As of July 1, 2011, there were a total of 3,056,633 shares reserved for issuance under the 2006 Stock Incentive Plan. The aggregate intrinsic value is based on our closing stock price of $61.57 on July 1, 2011, and represents the amounts that would have been received by the option holders had all option holders exercised their options as of that date. Intrinsic value is defined as the difference between the market price on the date of exercise and the grant date price.

As of July 1, 2011, the unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options and restricted stock was $9.8 million and $32.3 million, respectively. These amounts will be recognized over an estimated weighted average amortization period of 1.9 years and 3.1 years, respectively.

The total intrinsic value of options exercised during the three and nine month periods ended July 1, 2011, was $58.7 million and $95.9 million, respectively. The total intrinsic value of options exercised during the three and nine month periods ended July 2, 2010, was $3.2 million and $11.9 million, respectively.

The total fair value of restricted stock grants that vested during the three and nine month periods ended July 1, 2011, was $3.0 million and $12.8 million, respectively. The total fair value of restricted stock grants that vested during the three and nine month periods ended July 2, 2010, was $2.9 million and $10.2 million, respectively.

Employee Stock Purchase Plan

Our employees who elect to participate in the Employee Stock Purchase Plan, or ESPP, are able to purchase common stock at the lower of 85% of the fair market value of our common stock on the first or last day of the applicable offering period. Each offering period lasts six months. On November 24, 2008, we decided to suspend enrollment and participation in the ESPP as of January 1, 2009 due to efforts to reduce equity compensation expense. We lifted the suspension on January 1, 2011. During the nine months ended July 1, 2011, there were 59,245 shares purchased under the ESPP. As of July 1, 2011, there were a total of 769,021 shares of common stock reserved for issuance under the ESPP. The fair value of shares issued under the ESPP was estimated on the commencement date of each offering period using the Black-Scholes option-pricing model with the following assumptions:

Nine Months Ended
July 1, 2011
Expected life (in years)	0.5
Expected volatility	34.4%
Risk-free interest rate	0.2%
Expected dividend yield	0.0%
Weighted-average grant date fair value	$9.16

Note 5. Computation of Net Income Per Share

Basic net income per share is calculated by dividing net income by the weighted average number of shares of common stock and participating unvested restricted stock outstanding during the reporting period. Diluted net income per share includes additional dilution from stock issuable pursuant to the exercise of outstanding stock options and non-participating unvested restricted stock. Options to purchase common shares with exercise prices that exceeded the market value of the underlying common stock are excluded from the computation of diluted earnings per share. For purposes of the diluted net income per share calculation, the additional shares issuable upon exercise of stock options are determined using the treasury stock method, which includes as assumed proceeds, share-based compensation expense and the tax effect of such compensation.

The calculation of assumed proceeds, used to determine diluted weighted average shares outstanding under the treasury stock method is adjusted by tax windfalls and shortfalls associated with outstanding stock awards. Windfalls and shortfalls are computed by comparing the tax deductible amount of outstanding stock awards to their grant date fair values and multiplying the result by the applicable statutory tax rate. A positive result creates a windfall, which increases the assumed proceeds and a negative result creates a shortfall, which reduces the assumed proceeds.

A reconciliation of the numerator and denominator used in the net income per share calculations is presented as follows:

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
	(Amounts in thousands, except per share data)
Numerator:
Net income	$67,395	$45,168	$221,592	$100,383

Denominator:
Denominator for basic net income per share:
Weighted average shares outstanding	75,960	74,680	75,212	74,262
Effect of dilutive securities:
Stock options and restricted stock units	1,103	910	1,211	975

Denominator for diluted net income per share	77,063	75,590	76,423	75,237

Net income per share - basic	$0.89	$0.60	$2.95	$1.35
Net income per share - diluted	$0.87	$0.60	$2.90	$1.33

For the three and nine months ended July 1, 2011, 0.1 million and 0.2 million potentially dilutive shares, respectively, were excluded from the computation of diluted earnings per share as the effect would be anti-dilutive. For the three and nine months ended July 2, 2010, 2.0 million and 1.9 million potentially dilutive shares, respectively, were excluded from the computation of diluted earnings per share as the effect would be anti-dilutive.

Note 6. Accounts Receivable

Accounts receivable consist of the following:

	July 1, 2011	October 1, 2010
	(Amounts in thousands)
Billed receivables	$223,933	$225,058
Allowance for doubtful accounts	(1,103)	(1,098)

Accounts receivable, net	$222,830	$223,960

Note 7. Inventories

The components of inventories are as follows:

	July 1, 2011	October 1, 2010
	(Amounts in thousands)
Raw materials and parts	$91,689	$89,947
Work in process	38,543	24,843
Finished goods	96,079	75,748

Total inventories	$226,311	$190,538

Note 8. Accrued Expenses and Other Current Liabilities

The components of accrued expenses and other current liabilities are as follows:

	July 1, 2011	October 1, 2010
	(Amounts in thousands)
Accrued incentives	$15,419	$16,341
Accrued employee benefits	11,168	9,073
Accrued payroll	5,376	6,400
Accrued retirement benefits	3,480	3,126
Other	15,973	11,799

Total accrued expenses and other current liabilities	$51,416	$46,739

Note 9. Long-Term Accrued Expenses and Other Long-Term Liabilities

There were $73.8 million and $81.1 million in long-term accrued expenses and other long-term liabilities at July 1, 2011 and October 1, 2010, respectively. Included in these amounts were $44.2 million and $55.2 million, respectively, for long-term tax liabilities related to uncertain tax positions (see Note 16. “Income Taxes”). In addition, product warranty liabilities, post-employment liabilities, environmental and other costs which are not expected to be expended within the next year are included in long-term accrued expenses and other long-term liabilities. The current portion is recorded within accrued expenses and other current liabilities.

Note 10. Product Warranties

We warrant that our products will be free from defects in materials and workmanship and will conform to our standard published specifications in effect at the time of delivery for a period of three to twelve months from the date the customer accepts the products. Additionally, we warrant that maintenance services will be performed in a workmanlike manner consistent with generally accepted industry standards for a period of 90 days from the completion of any agreed-upon services. We provide for the estimated cost of product warranties, the amount of which is based primarily upon historical information, at the time product revenue is recognized. Our warranty obligation is affected by a number of factors, including product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure, and supplier warranties on parts delivered to us. Should these factors or other factors affecting warranty costs differ from our estimates, revisions to the estimated warranty liability would be required. Product warranty activity for the three and nine months ended July 1, 2011 and July 2, 2010 was as follows:

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
	(Amounts in thousands)
Beginning balance	$13,196	$6,147	$9,364	$4,226
Accruals for warranties issued during the period	4,166	3,187	12,849	7,431
Net (decrease)/increase to pre-existing warranties	(1,518)	246	(1,703)	1,102
Settlements during the period	(2,037)	(1,725)	(6,703)	(4,904)

Ending balance	$13,807	$7,855	$13,807	$7,855

The components of product warranty liability are as follows:

	July 1, 2011	October 1, 2010
	(Amounts in thousands)
Current portion of product warranty	$12,925	$8,627
Long-term portion of product warranty	882	737

Total product warranty	$13,807	$9,364

Note 11. Deferred Revenue

The components of deferred revenue are as follows:

	July 1, 2011	October 1, 2010
	(Amounts in thousands)
Fully deferred systems, installation and acceptance revenue	$54,235	$35,403
Extended warranties	14,087	8,397
Maintenance and service contracts	9,149	5,531
Other deferred revenue	4,595	3,002

Total deferred revenue	$82,066	$52,333

Current portion of deferred revenue	$73,478	$46,707
Long-term portion of deferred revenue	8,588	5,626

Total deferred revenue	$82,066	$52,333

Note 12. Commitments, Contingencies and Guarantees

As permitted under Delaware law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving in such capacity at our request. The term of the indemnification period is upon the later of (i) ten years after the person has ceased being an officer or director, or (ii) the termination of all pending or threatened actions, suits, proceedings or investigations. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, as of July 1, 2011 and October 1, 2010, we had no liabilities recorded for these agreements.

We enter into indemnification agreements in the normal course of business. Pursuant to these agreements, we indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, such as our customers or partners, in connection with any patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. We seek to limit liability for such indemnity, for example to an amount not to exceed the sales price of the products subject to the indemnification obligations. The term of these indemnification agreements may vary, although in many instances, is perpetual any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements may be unlimited. Based on information available, we believe the estimated fair value of these agreements is minimal. Accordingly, as of July 1, 2011 and October 1, 2010, we had no liabilities recorded for these agreements.

We also indemnify certain customers with respect to damages, losses and liabilities they may suffer or incur relating to personal injury, personal property damage, product liability, and environmental claims related to the use of our products and services or resulting from the acts or omissions of us, our employees, officers, authorized agents or subcontractors. We have general and umbrella insurance policies that limit our exposure under these indemnification obligations and guarantees. As a result of our insurance policy coverage and based on information available, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, as of July 1, 2011 and October 1, 2010, we had no liabilities recorded for these agreements.

Prior to the spin-off of Varian Semiconductor from Varian Associates, Inc., or VAI, Varian Semiconductor’s business was operated as the Semiconductor Equipment Business, or SEB, of VAI. On April 2, 1999, VAI contributed its SEB to Varian Semiconductor, its Instruments Business to Varian, Inc., or VI, and changed its name to Varian Medical Systems, Inc., or VMS. In May 2010, VI became a wholly owned subsidiary of Agilent Technologies, Inc. In connection with the spin-off from VAI, Varian Semiconductor, VMS and VI entered into certain agreements which include a Distribution Agreement, an Employee Benefits Allocation Agreement, an Intellectual Property Agreement, a Tax Sharing Agreement, and a Transition Services Agreement, (collectively, the Distribution Related Agreements) whereby Varian Semiconductor agreed to indemnify VMS and VI for any costs, liabilities or expenses relating to Varian Semiconductor’s legal proceedings. Under the Distribution Related Agreements, Varian Semiconductor has agreed to reimburse VMS for one-third of the costs, liabilities, and expenses, adjusted for any related tax benefits recognized or realized by VMS, with respect to certain legal proceedings relating to discontinued operations of VMS. We believe, the difference between the estimated fair value of the indemnification agreements and the amounts recorded in our financial statements, is minimal.

Our operations are subject to various foreign, federal, state and/or local laws relating to the protection of the environment. These include laws regarding discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product’s useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of certain operations.

We also enter into purchase order commitments in the normal course of business. As of July 1, 2011, we had $86.3 million of purchase order commitments with various suppliers. In addition, we maintain vendor liability agreements whereby product can be delivered within our lead time requirements. As of July 1, 2011, our maximum liability under these arrangements was approximately $41.0 million.

Environmental Remediation

VAI has been named by the United States Environmental Protection Agency and third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, at eight sites where VAI is alleged to have shipped manufacturing waste for recycling or disposal. VAI is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former VAI facilities (including facilities disposed of in connection with VAI’s sale of its Electron Devices business during fiscal year 1995, and the sale of its Thin Film Systems business during fiscal year 1997). The Distribution Related Agreements provide that each of VMS, Varian Semiconductor and VI will indemnify the others for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon payment of these costs.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. Per the estimates provided by VMS, we have accrued $0.8 million in estimated environmental investigation and remediation costs for these sites and facilities as of July 1, 2011. As to other sites and facilities, sufficient knowledge has been gained to be able to reasonably estimate the scope and costs of future environmental activities. As such, we have accrued $3.8 million as of July 1, 2011, which represents future costs discounted at 4%, net of inflation, to cover our portion of these costs. This reserve is in addition to the $0.8 million as of July 1, 2011, as previously described.

As of July 1, 2011, our environmental liability, based upon future environmental-related costs estimated by VMS as of that date and included in current and long-term accrued expenses, totaled $4.6 million, of which $0.7 million is classified as current.

The amounts set forth in the foregoing paragraph are only estimates of anticipated future environmental-related costs, and the amounts actually spent in the years indicated may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites where VMS is undertaking such investigation and remediation activities. VMS believes that most of these cost ranges will narrow as investigation and remediation activities progress. We believe that our reserves are adequate, but as the scope of the obligations become more clearly defined, these reserves may be modified and related charges against income may be made.

Although any ultimate liability arising from environmental-related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to our financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to management and our best assessment of the ultimate amount and timing of environmental-related events, our management believes that the costs of these environmental-related matters are not reasonably likely to have a material adverse effect on our consolidated financial statements.

We evaluate our liability for environmental-related investigation and remediation in light of the liability and financial strength of potentially responsible parties and insurance companies where we believe that we have rights to contribution, indemnity and/or reimbursement. Claims for recovery of environmental investigation and remediation costs already incurred, and to be incurred in the future, have been asserted against various insurance companies and other third parties. VMS receives certain cash payments in the form of settlements and judgments from defendants, its insurers and other third parties from time to time. VMS has also reached an agreement with an insurance company under which the insurance company agreed to pay a portion of our past and future environmental-related expenditures. Accordingly, we have recorded a receivable for approximately $1.1 million at each of July 1, 2011 and October 1, 2010 which was included in other assets on our consolidated balance sheets. We believe that this receivable is recoverable because it is based on a binding, written settlement agreement with a solvent and financially viable insurance company and the insurance company has, in the past, paid the claims that VMS has made.

Legal Proceedings

We are currently a party to legal disputes. While we believe we have meritorious claims and/or defenses with respect to each dispute, we cannot predict the outcome of each such dispute. Management believes that the ultimate outcome of these disputes, individually and in the aggregate, will not have a material adverse effect on our financial condition or results of our operations.

See Note 17. “Subsequent Event”.

Note 13. Comprehensive Income

The following table reconciles net income to comprehensive income, net of tax effect, for the three and nine months ended July 1, 2011 and July 2, 2010:

	Three Months Ended		Nine Months Ended
	July 1, 2011	July 2, 2010	July 1, 2011	July 2, 2010
	(Amounts in thousands)
Net income	$67,395	$45,168	$221,592	$100,383
Other comprehensive income (loss):
Unrealized loss on cash flow hedging instruments	(749)	(1,763)	(338)	(865)
Reclassification adjustment for realized loss (gain) on cash flow hedging instruments included in net income	207	(209)	1,920	(273)
Unrealized gain (loss) on investments	305	(209)	123	55
Reclassification adjustment for realized (gain) loss on investments included in net income	(15)	115	(376)	160
Pension gain	—	—	267	—

Comprehensive income	$67,143	$43,102	$223,188	$99,460

Note 14. Share Repurchase Plan

Our board of directors authorized the repurchase, from time to time, of up to $900.0 million of our common stock on the open market. The program does not have a fixed expiration date. As of July 1, 2011, approximately $115.7 million remained available for repurchase under our existing repurchase authorization.

We repurchased the following shares of our common stock under our share repurchase plan during the three and nine months ended July 1, 2011:

	Three Months Ended	Nine Months Ended
	July 1, 2011	July 1, 2011
	(Amounts in thousands, except per share amounts)
Shares of stock repurchased	177,100	1,327,485
Cost of stock repurchased	$7,959	$52,038
Average price paid per share	$44.91	$39.17

We did not repurchase any shares of our common stock during the three and nine month periods ended July 1, 2010.

We did not repurchase any additional shares between July 1, 2011 and July 22, 2011, the latest practicable date prior to the filing date of this report.

Note 15. Operating Segments and Geographic Information

We have determined that we operate in one business segment: the manufacturing, marketing and servicing of semiconductor processing equipment for ion implantation systems. Since we operate in one segment, all financial segment information can be found in the consolidated financial statements.

We expect that sales of our products to relatively few customers will continue to account for a high percentage of our revenue in the foreseeable future. For the three months ended July 1, 2011, revenue from two customers accounted for 27% and 12% of our total revenue. For the three months ended July 2, 2010, revenue from two customers accounted for 24% and 14% of our total revenue. During the nine months ended July 1, 2011, revenue from two customers accounted for 27% and 12% of our total revenue. During the nine months ended July 2, 2010, revenue from two customers accounted for 27% and 14% of our total revenue.

As of July 1, 2011, three customers represented 20%, 15% and 12%, respectively, of our total accounts receivable balance. As of October 1, 2010, four customers accounted for 12%, 11%, 11% and 10%, respectively, of our total accounts receivable balance.

The following table summarizes revenue based on final geographic destination and long-lived assets by geography:

	North America	Taiwan	Korea	Singapore	China	Germany	Other	Consolidated
	(Amounts in thousands)
Revenue — Three months ended:
July 1, 2011	$44,048	$118,880	$45,158	$17,871	$21,047	$38,559	$42,875	$328,438
July 2, 2010	$32,700	$67,933	$40,423	$27,951	$25,817	$4,948	$27,957	$227,729

Revenue — Nine months ended:
July 1, 2011	$173,036	$361,484	$83,164	$66,680	$67,287	$77,739	$111,650	$941,040
July 2, 2010	$77,872	$211,312	$104,493	$76,530	$36,832	$9,653	$56,262	$572,954

Long-lived assets as of:
July 1, 2011	$75,188	$489	$4,905	$75	$141	$4	$1,195	$81,997
October 1, 2010	$64,290	$453	$4,852	$96	$31	$9	$1,302	$71,033

Note 16. Income Taxes

Our effective tax rate is based on the tax laws and statutory rates applied to our expected annual earnings from operations in the U.S. and other tax jurisdictions throughout the world.

Our income tax provision was $42.9 million for the first nine months of fiscal year 2011 and $20.0 million for the first nine months of fiscal year 2010. Our tax rate was 16% and 17% for the first nine months of fiscal year 2011 and 2010, respectively including discrete items. Discrete charges for the first nine months of fiscal year 2011 were $5.7 million and include an increase in reserves for uncertain tax positions of $9.6 million and interest accrued on uncertain tax positions of $1.0 million offset by a benefit from the retroactive reinstatement of the U.S. research and experimentation credit in the amount of $1.8 million, the release of reserves for uncertain tax positions of $1.3 million due to the lapse of statutes of limitations, $0.6 million related to tax return adjustments, and other discrete items. The discrete income tax charge related to these items in the first nine months of fiscal year 2011 increased the tax rate by approximately 2% for that period. Discrete net benefits for the first nine months of fiscal year 2010 were $1.2 million and primarily relate to the release of reserves for unrecognized tax benefits and tax return adjustments, offset by interest accrued on uncertain tax positions. The discrete income tax net benefit related to these items in the first nine months of fiscal year 2010 decreased the tax rate by approximately 1%.

The tax rate for the first nine months of fiscal year 2011 was less than the statutory tax rate of 35% due to income earned in low tax jurisdictions, the retroactive reinstatement of the U.S. research and experimentation credit, and tax return adjustments offset by increases in tax reserves.

The net increase in the reserve for unrecognized tax benefits during the first nine months of fiscal year 2011 was $7.9 million due to positions taken in the period offset by reserve releases. We also recorded an addition to reserves of $9.6 million in the third quarter of fiscal year 2011 related to positions taken in prior periods. The tax reserves were increased for prior periods in connection with the tax audits of those years. Based on our recent discussions with the Internal Revenue Service with respect to the amount of royalties paid on the transfer of intangibles and our acceptance of a range of settlement amounts related to those royalties, we are adjusting our estimate of tax reserves. The ultimate outcome of the tax audits remains subject to change.

As of July 1, 2011, the total amount of unrecognized tax benefits was $80.1 million, of which $78.2 million would impact the effective tax rate, if recognized. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective rate consists of items that are offset by deferred tax assets, relating to state tax credits which are fully offset by a valuation allowance. As of July 1, 2011, the total amount of accrued interest and penalties related to uncertain tax positions was $5.7 million. We will re-examine the tax provision and the effect of estimated unrecognized tax benefits on our financial position at the end of each reporting period. We include interest and penalties related to unrecognized tax benefits within our provision for income taxes.

We and our subsidiaries are subject to examination by federal, state and foreign tax authorities. The statute of limitations for our tax filings with federal, state and foreign tax authorities is open for fiscal years 2003 through the present. The Internal Revenue Service, or IRS, commenced an examination of fiscal year 2007 in December 2008. The IRS completed examinations of certain refund claims filed for fiscal years 2002 to 2004 and we filed a protest of the refund claim audit findings with the Appeals Office of the IRS. The IRS audit of fiscal year 2007 is continuing and has been extended to include fiscal year 2009. It is possible that an agreement on the refund claims and a resolution of the IRS audit of fiscal years 2007 and 2009 will be reached within the next twelve months. The favorable resolution of the claims filed with the Appeals Office could result in a benefit to the tax provision of up to $5.8 million, excluding interest. Based on the status of the IRS audit, it is reasonably possible that a settlement could reduce reserves for uncertain tax positions in the range of $28 to $32 million, excluding interest and penalties, within the next twelve months. It is possible that up to $32.0 million of unrecognized tax positions, excluding interest and penalties, may be recognized within one year as the result of the lapse of statutes of limitations.

Note 17. Subsequent Event

On July 21, 2011, a putative class action lawsuit was filed by a purported stockholder of the Company in the United States District Court for the District of Massachusetts (the “LMPERS Action”). The complaint filed in the LMPERS Action names the Company, the members of the board of directors of the Company, Applied and Barcelona Acquisition Corp., a wholly-owned subsidiary of Applied, as defendants. The complaint alleges, among other things, that the pending merger with Applied (See Note 1. “Description of Business and Basis of Presentation”) is the product of a flawed process and that the consideration to be paid to the Company’s stockholders in the merger is unfair and inadequate. The complaint further alleges, among other things, that the members of the Company’s board of directors breached their fiduciary duties by, among other things, failing to maximize the value of the Company to its stockholders, taking actions designed to deter higher offers from other potential acquirers, and failing to disclose all material information that would permit the Company’s stockholders to cast a fully informed vote on the merger. In addition, the complaint alleges that the Company and Applied aided and abetted the actions of the Company’s board members in breaching their fiduciary duties. The complaint seeks, among other relief: (i) class certification; (ii) declaratory relief; (iii) an order rescinding the merger agreement; (iv) an injunction preventing consummation of the merger; (v) imposition of a constructive trust in favor of the plaintiff class; (vi) attorneys’ and experts’ fees and expenses; and (vii) such other relief as the courts might find just and proper. The Company believes the lawsuit is without merit and intends to vigorously defend against the litigation. The Company cannot at this time reasonably estimate a range of exposure, if any, of the potential liability of this matter; however, we do not believe that the outcome of this lawsuit will have a material adverse effect on our financial position. See Part II. Item I – “Legal Proceedings.”

We have evaluated this event, and any other subsequent events through the time of filing this Quarterly Report on Form 10-Q with the SEC.